UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING       SEC FILE NUMBER
                                                           000 - 27908


(Check One):|X| Form 10-KSB|_| Form 20-F|_| Form 11-K|_| Form 10-QSB
 |_| Form N-SAR                              CUSIP NUMBER 816638 10 0

           For Period Ended:           December 31, 2000
        --------------------------------------------------
              [   ] Transition Report on Form 10-KSB
              [   ] Transition Report on Form 20-F
              [   ] Transition Report on Form 11-K
              [   ] Transition Report on Form 10-QSB
              [   ] Transition Report on Form N-SAR
              For the Transition Period Ended:  ______________________________


  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

           Semiconductor Laser International Corporation
------------------------------------------------------------------------------
Full Name of Registrant


Former Name if Applicable

           15 Link Drive
-------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

           Binghamton, New York 13904
-------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


        (a) The reasons  described in reasonable detail in Part III of this  form  could  not be  eliminated  without  unreasonable  effort  or expense;
        (b)  The  subject  annual  report,   semi-annual  report,
        transition  report on Form  10-KSB,  Form 20-F,  11-K or Form N-SAR,  or
  |X| portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25
        (c) has been attached if applicable.

                                                               SEC 1344 (6/94)

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See attached Schedule)

PART IV -- OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification

   Dr. Geoffrey T. Burnham                         (607)         722-3800
  --------------------------------------------   --------  -------------------
  (Name)                                        (Area Code)  (Telephone Number)

(2)Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
   identify report(s).                                         |X|Yes   |_|No

-------------------------------------------------------------------------------

(3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               |_|Yes   |X|No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


-------------------------------------------------------------------------------



              Semiconductor Laser International Corporation
------------------------------------------------------------------------
               (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    April 3, 2001                  By: /s/ Dr. Geoffrey T. Burnham
     ------------------                -------------------------------
                                       Name: Dr. Geoffrey T. Burnham
                                       Title:   Chairman of the Board, President
                                                and Chief Executive Officer

                       Schedule to Form 12b-25

      Semiconductor Laser International Corporation (the "Company") is unable to file its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 in the prescribed time period. The Company is attempting to obtain adequate additional financing in order to mitigate going concern issues that currently could lead to our auditors issuing a disclaimer of opinion. The Company will use the time period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended, to seek additional capital. There can be no assurance, however, that the Company can raise additional capital. Accordingly, the Form 10-KSB could not be completed without unreasonable effort or expense.